Exhibit 99.1

PSM Holdings, Inc. (PSMH) Announces Fiscal Year End Production and Revenue Results

ROSWELL, N.M., Nov. 2, 2012 /PRNewswire/ -- PSM Holdings, Inc., (OTCBB: PSMH), through our wholly owned subsidiary, PrimeSource Mortgage, Inc., (PSMI) is pleased to announce year end production results.  For the year, we closed 2,290 loans totaling $392,734,294.00 in loan production.  This compares to 851 loans and $139,059,839 in loan production for the previous year of 2011.  The year to year increase in loan production is 182% and 169% in closed loans.  Additionally, we are proud to announce total revenues for the company of $14,184,306, which was a 276% increase of $10,320,860 over the year ending June 30, 2012.  This compares to $3,863,446 in revenues for the same time period in 2011.

Ron Hanna, President and CEO of PSMH, commented, "We are encouraged with our progress as evidenced by our increased revenue generation and our growth in loan originations.  While we showed a net loss for the year, primarily attributable to non-cash, share-based stock awards, we did actually have a million dollar turnaround in our fourth quarter bottom line.  This turnaround is further evidence that our aggressive growth model and acquisition strategy is working and propelling the company toward profitability."

About PSM Holdings, Inc.

PSM Holdings, Inc., through its wholly owned subsidiary, PrimeSource Mortgage, Inc. (PSMI) provides mortgage brokerage and banking services across the United States. PSMI is currently licensed in many states across the United States, and oversees the operations of more than 20 branches.  For more information, visit http://www.psmholdings.com.

Forward-Looking Statements:

Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends" and other words of similar import, constitute "forward-looking statements" within the meaning of Section 7A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include but are not limited to that we are in the process of furthering several of the key milestones we achieved last year and creating new growth opportunities for PSM Holdings, Inc. and its subsidiaries, and that we will continue to enter new projects and strategic partnerships in 2012. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of PSM Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. PSM Holdings, Inc. disclaims any obligation to update or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

Contact
Name: Ron W. Hanna
Title: President and CEO
Phone: 405-753-1900
E-Mail: rhanna@wewalkyouhome.com

SOURCE PSM Holdings, Inc.